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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*

                              ACE*COMM Corporation

                                (Name of Issuer)

                          Common Stock, $0.01 par value

                         (Title of Class of Securities)

                                   0044 04 109

                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                        (Continued on following page(s))

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CUSIP No. 0044 04 109                                     Page 2 of 5 Pages
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  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        S. Joseph Dorr

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  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       (a)  [ ]
                                                                       (b)  [ ]

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  3.    SEC USE ONLY

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  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

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                      5.    SOLE VOTING POWER
                                501,607

                        -------------------------------------------------------
                      6.    SHARED VOTING POWER
    NUMBER OF                   0
      SHARES
   BENEFICIALLY         -------------------------------------------------------
     OWNED BY         7.    SOLE DISPOSITIVE POWER
       EACH                     501,607
    REPORTING
      PERSON            -------------------------------------------------------
       WITH           8.    SHARED DISPOSITIVE POWER
                                0

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  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        501,607

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [ ]

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        5.49%

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12.     TYPE OF REPORTING PERSON

        IN

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CUSIP No. 0044 04 109                                     Page 3 of 5 Pages

Item 1.

        Item 1(a):    Name of Issuer:

                      ACE*COMM Corporation

        Item 1(b):    Address of Issuer's Principal Executive Offices:

                      704 Quince Orchard Road
                      Gaithersburg, Maryland 20878

Item 2.

        Item 2(a):    Name of Person Filing:

                      S. Joseph Dorr

        Item 2(b):    Address of Principal Business Office or, if None,
                      Residence:

                      704 Quince Orchard Road
                      Gaithersburg, Maryland 20878

        Item 2(c):    Citizenship:

                      United States

        Item 2(d):    Title of Class of Securities:

                      Common Stock, $ .01 par value

        Item 2(e):    CUSIP Number:

                      0044 04 109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               Not applicable.

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CUSIP No. 0044 04 109                                     Page 4 of 5 Pages

Item 4.    Ownership:

        Item 4 (a)    Amount Beneficially Owned:

                      501,607

        Item 4 (b)    Percent of Class:

                      5.49%

        Item 4 (c)    Number of shares as to which such person has:

                        (i)  Sole power to vote or to direct the vote:
                             501,607

                       (ii)  Shared power to vote or direct the vote:
                             0

                      (iii)  Sole power to dispose or direct the disposition of:
                             501,607

                      (iv) Shared power to dispose or to direct the disposition of:
                             0

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable.



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CUSIP No. 0044 04 109                                     Page 5 of 5 Pages

Item 9.    Notice of Dissolution of Group:

           Not Applicable.

Item 10.   Certification.

           Not Applicable.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000                           /s/

                                                   ----------------
                                                   S. Joseph Dorr